UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 27, 2003

INFOTECH USA, INC. (formerly SysComm International Corporation)

(Exact name of registrant as specified in its charter)

Delaware	000-22693	11-2889809

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
7 Kingsbridge Road, Fairfield, New Jersey	07004

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:          (973) 227-8772

Item 2.    Acquisition or Disposition of Assets

        On June 27, 2003, the registrant loaned $1.0 million to Applied Digital Solutions, Inc., the registrant’s majority stockholder. Under the terms of the loan, interest, which accrues at an annual rate of 16%, is due and payable by Applied Digital on a monthly basis beginning July 31, 2003. This loan will provide the registrant with approximately $13,300 of monthly interest income. Applied Digital must repay the principal amount of the loan and any remaining accrued but unpaid interest thereon on or before June 30, 2004. Applied Digital pledged 750,000 shares of common stock of Digital Angel Corporation, a majority-owned subsidiary of Applied Digital, to the registrant as collateral under the loan. As of June 27, 2003, the market value of the shares of stock of Digital Angel pledged by Applied Digital as collateral under the loan approximated $2,137,500, based on the closing price of Digital Angel’s common stock, which is traded on the American Stock Exchange under the symbol “DOC”.

        Kevin McLaughlin, the chairman of the board of directors of the registrant, is also the president and chief operating officer of Applied Digital. Mr. McLaughlin abstained from voting on the loan.

Item 7.    Financial Statements And Exhibits

         (c)   Exhibits.

10.1	Commercial Loan Agreement, dated June 27, 2003, between InfoTech USA, Inc. and Applied Digital Solutions, Inc.

10.2	Term Note, dated June 27, 2003, issued by Applied Digital Solutions, Inc. in favor of InfoTech USA, Inc.

10.3	Stock Pledge Agreement, dated June 27, 2003, between Applied Digital Solutions, Inc. and InfoTech USA, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOTECH USA, INC. (Registrant)

Date: July 11, 2003	By:	/s/ J. ROBERT PATTERSON
J. Robert Patterson Vice President, Chief Financial Officer and Treasurer